Exhibit 10.1

eHealth, Inc. 2014 Equity Incentive Plan
Notice of Stock Unit Grant
You have been granted the following Stock Unit award covering shares of the Common Stock of eHealth, Inc. (the “Company”). Each Unit is equivalent to one share of Common Stock of the Company (a “Share”) for purposes of determining the number of Shares subject to this award. None of the restricted Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described below are satisfied. Additional terms of this grant are as follows:
Name of Participant:                «FIRSTNAME» «LASTNAME»
Total Number of Shares:            «INSERT TARGET AND MAXIMUM SHARES»
Date of Grant:                    «AWARD DATE»
Vesting Schedule:                «INSERT VESTING SCHEDULE HERE»
Performance-Based Vesting Metrics and Determination of the Number of Shares Eligible for Time-Based Vesting:

«INSERT VESTING PROVISIONS HERE»
You and the Company agree that this Stock Unit award is granted under, and governed by the terms and conditions of, the 2014 Equity Incentive Plan (the “Plan”) and the Stock Unit Award Agreement, both of which are attached to and made a part of this document.
In the event of a Change in Control, as defined in the Plan, prior to the completion of the Company’s «INSERT APPLICABLE YEAR HERE» fiscal year, «INSERT APPLICABLE PERFORMANCE GOALS HERE« as to which the Performance Period has not ended shall be deemed to be achieved at 100% of their respective targets.
You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
Participant:                        eHealth, Inc.
_____________________________                _____________________________
By:
«FIRSTNAME» «LASTNAME»                    Title: Chief Executive Officer

eHealth, Inc. 2014 Equity Incentive Plan
Stock Unit Agreement

Grant
The Company hereby grants you an award of restricted Stock Units (“RSUs”), as set forth in the Notice of Stock Unit Grant (the “Notice of Grant”) and subject to the terms and conditions in this Agreement and the Company’s 2014 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Stock Unit Agreement.

Company’s Obligation
Each RSU represents the right to receive a share of Stock (a “Share”) on the vesting date. Unless and until the RSUs vest, you will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Settlement of any vested RSUs shall be made in whole Shares only.

Vesting
Subject to the next paragraph (Forfeiture upon Termination of Service), the RSUs awarded by this Agreement will vest according to the vesting schedule specified in the Notice of Grant. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Forfeiture upon Termination of Service
Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if you terminate Service for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company, except as otherwise specified in any duly authorized written agreement between you and the Company.

Leaves of Absence
For purposes of this RSU, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work. If you go on a leave of absence, then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.

Payment after Vesting
Any RSUs that vest hereunder will be paid to you (or in the event of your death, to your estate) in Shares. Subject to any payment delay required under the following paragraph, such vested RSUs shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will you be permitted, directly or indirectly, to specify the taxable year of payment of any RSUs payable under this Agreement.
Notwithstanding anything in the Plan or this Agreement or any other agreement (whether entered into before, on or after Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with your termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to your death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such termination of Service and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of Service, then the payment of such accelerated RSUs will not be made until the date six (6) months and one (1) day following the date of your termination of Service, unless you die following your termination of Service, in which case, the RSUs will be paid in Shares to your estate as soon as practicable following your death.

Section 409A
It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the RSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

Tax Withholding
Notwithstanding any contrary provision of this Agreement, no Shares shall be distributed to you unless and until you have made satisfactory arrangements with respect to the payment of income, employment and any other taxes which must be withheld with respect to such Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit you to satisfy such tax withholding obligation, in whole or in part by one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld, (c) delivering to the Company already vested and owned Shares having a value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to you through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If you fail to make satisfactory arrangements for the payment of any required tax withholding obligations with respect to Shares that are vesting, the Administrator, in its sole discretion, may require you to permanently forfeit such Shares and the Shares will be returned to the Plan at no cost.

Tax Consequences
You acknowledge that you have reviewed with your own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, you acknowledge and agree that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

Arbitration
You and the Company agree that any and all disputes arising out of the terms of the Notice of Grant, the Plan or this Agreement or their interpretation shall be subject to binding arbitration in Santa Clara County, California before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. You and the Company agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. You and the Company agree that the prevailing party in any arbitration shall be awarded reasonable attorney’s fees and costs.

Payments after Death
Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

Stockholder Rights
Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you or your broker.

No Effect on Employment
Your employment with the Company and its Subsidiaries is on an at‑will basis only. Accordingly, the terms of your employment with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing you (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of your employment at any time for any reason whatsoever, with or without good cause or notice.

Notices
Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 440 East Middlefield Road, Mountain View, California 94043, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

Grant is Not Transferable
Except to the limited extent provided in paragraph, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void. You may, however, dispose of this award in your will or through a beneficiary designation.

Binding Agreement
Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Additional Conditions to Issuance of Stock
If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

Resale Restrictions
You agree not to sell any RSU Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California, without regard to its choice-of-law provisions.
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.
This Agreement, the Notice of Grant, any duly authorized written agreement between you and the Company and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this grant of RSUs.

Administrator Authority
The Administrator will have the power to interpret the Plan, the Notice of Grant and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Notice of Grant or this Agreement.

By signing the Notice of Grant, you agree to all of the terms and conditions described above and in the Plan.